Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Third Quarter Ended September 30, 2024 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — October 31, 2024 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2024, and the declaration of a cash dividend.

For the third quarter ended September 30, 2024, revenue increased 5.7% to $1,761.2 million, compared to $1,665.7 million for the same quarter, prior year. Income from operations increased 8.6% to $141.1 million for the third quarter ended September 30, 2024, compared to $130.0 million for the same quarter, prior year. Net income increased 33.2% to $81.0 million for the third quarter ended September 30, 2024, compared to $60.8 million for the same quarter, prior year. Adjusted EBITDA increased 6.0% to $205.5 million for the third quarter ended September 30, 2024, compared to $193.8 million for the same quarter, prior year. Earnings per common share increased 13.2% to $0.43 for the third quarter ended September 30, 2024, compared to $0.38 for the same quarter, prior year. Adjusted earnings per common share increased 8.7% to $0.50 for the third quarter ended September 30, 2024, compared to $0.46 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

For the nine months ended September 30, 2024, revenue increased 6.1% to $5,309.7 million, compared to $5,005.2 million for the same period, prior year. Income from operations increased 11.9% to $492.9 million for the nine months ended September 30, 2024, compared to $440.6 million for the same period, prior year. Net income increased 23.1% to $292.9 million for the nine months ended September 30, 2024, compared to $237.9 million for the same period, prior year. Adjusted EBITDA increased 10.6% to $693.7 million for the nine months ended September 30, 2024, compared to $627.4 million for the same period, prior year. Earnings per common share increased 14.8% to $1.78 for the nine months ended September 30, 2024, compared to $1.55 for the same period, prior year. Adjusted earnings per common share increased 14.1% to $1.86 for the nine months ended September 30, 2024, compared to $1.63 for the same period, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of September 30, 2024, Select Medical operated 106 critical illness recovery hospitals in 29 states, 34 rehabilitation hospitals in 13 states, 1,925 outpatient rehabilitation clinics in 39 states and the District of Columbia, and 549 occupational health centers in 41 states. At September 30, 2024, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the third quarter ended September 30, 2024, revenue for the critical illness recovery hospital segment increased 3.4% to $583.0 million, compared to $563.6 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 9.5% to $50.8 million for the third quarter ended September 30, 2024, compared to $46.4 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 8.7% for the third quarter ended September 30, 2024, compared to 8.2% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for the third quarters ended September 30, 2024 and 2023.

For the nine months ended September 30, 2024, revenue for the critical illness recovery hospital segment increased 6.4% to $1,843.8 million, compared to $1,732.6 million for the same period, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 26.5% to $238.5 million for the nine months ended September 30, 2024, compared to $188.6 million for the same period, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 12.9% for the nine months ended September 30, 2024, compared to 10.9% for the same period, prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for the nine months ended September 30, 2024 and 2023.

Rehabilitation Hospital Segment

For the third quarter ended September 30, 2024, revenue for the rehabilitation hospital segment increased 14.4% to $282.7 million, compared to $247.1 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 12.1% to $60.1 million for the third quarter ended September 30, 2024, compared to $53.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 21.3% for the third quarter ended September 30, 2024, compared to 21.7% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for the third quarters ended September 30, 2024 and 2023.

For the nine months ended September 30, 2024, revenue for the rehabilitation hospital segment increased 13.5% to $816.2 million, compared to $719.4 million for the same period, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 18.0% to $183.5 million for the nine months ended September 30, 2024, compared to $155.5 million for the same period, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 22.5% for the nine months ended September 30, 2024, compared to 21.6% for the same period, prior year. Certain rehabilitation hospital key statistics are presented in table VIII of this release for the nine months ended September 30, 2024 and 2023.

Outpatient Rehabilitation Segment

For the third quarter ended September 30, 2024, revenue for the outpatient rehabilitation segment increased 6.9% to $312.0 million, compared to $291.8 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 7.5% to $28.3 million for the third quarter ended September 30, 2024, compared to $26.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 9.1% for the third quarter ended September 30, 2024, compared to 9.0% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for the third quarters ended September 30, 2024 and 2023.

For the nine months ended September 30, 2024, revenue for the outpatient rehabilitation segment increased 4.5% to $930.7 million, compared to $890.7 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $82.0 million for the nine months ended September 30, 2024, compared to $89.4 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 8.8% for the nine months ended September 30, 2024, compared to 10.0% for the same period, prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for the nine months ended September 30, 2024 and 2023.

Concentra Segment

For the third quarter ended September 30, 2024, revenue for the Concentra segment increased 3.3% to $489.6 million, compared to $474.0 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 2.7% to $101.6 million for the third quarter ended September 30, 2024, compared to $98.9 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 20.7% for the third quarter ended September 30, 2024, compared to 20.9% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for the third quarters ended September 30, 2024 and 2023.

For the nine months ended September 30, 2024, revenue for the Concentra segment increased 2.7% to $1,435.2 million, compared to $1,397.3 million for the same period, prior year. Adjusted EBITDA for the Concentra segment increased 2.1% to $299.3 million for the nine months ended September 30, 2024, compared to $293.0 million for the same period, prior year. The Adjusted EBITDA margin for the Concentra segment was 20.9% for the nine months ended September 30, 2024, compared to 21.0% for the same period, prior year. Certain Concentra key statistics are presented in table VIII of this release for the nine months ended September 30, 2024 and 2023.

Dividend

On October 30, 2024, Select Medical’s Board of Directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about November 26, 2024, to stockholders of record as of the close of business on November 13, 2024.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s Board of Directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s Board of Directors may deem to be relevant.

Stock Repurchase Program

The Board of Directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2025, unless further extended or earlier terminated by the Board of Directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

Select Medical did not repurchase shares under its authorized stock repurchase program during the nine months ended September 30, 2024. Since the inception of the common stock repurchase program through September 30, 2024, Select Medical has repurchased 48,234,823 shares at a cost of approximately $600.3 million, or $12.45 per share, which includes transaction costs.

Concentra Group Holdings Parent Initial Public Offering and Debt Transactions

On July 26, 2024, Concentra Group Holdings Parent (“Concentra”), a then wholly-owned subsidiary of Select, completed an initial public offering (“IPO”) of 22,500,000 shares of its common stock, par value $0.01 per share, at an initial public offering price of $23.50 per share for for net proceeds of $499.7 million after deducting underwriting discounts and commission of $29.1 million. In addition, the underwriters exercised the option to purchase an additional 750,000 shares of the Concentra’s common stock for net proceeds of $16.7 million after deducting discounts and commission of $1.0 million. Concentra shares began trading on the New York Stock Exchange under the symbol “CON” on July 25, 2024.

In connection with the offering, Concentra Health Services, Inc. (“CHSI”), a then wholly-owned subsidiary of Concentra, entered into certain financing arrangements which include Credit Facilities and the issuance of $650.0 million aggregate principal amount of 6.875% Senior Notes due 2032 (the “Notes”). The Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Concentra and certain of its wholly-owned subsidiaries. The Notes bear interest at a rate of 6.875% per annum and mature on July 15, 2032. The Credit Facilities consist of a $850.0 million Term Loan and a $400.0 million Revolving Credit Facility. The Revolving Credit Facility was undrawn at the time of closing. The Term Loan matures on July 26, 2031, and has an interest rate of Term SOFR plus a percentage ranging from 2.00% to 2.25%, subject to a leverage-based pricing grid. The Revolving Credit Facility matures on July 26, 2029, and has an interest rate of Term SOFR plus a percentage ranging from 2.25% to 2.75%, subject to a leverage-based pricing grid.

The net proceeds of the IPO and the debt financing transactions, except for $34.7 million, were used to repay approximately $1.9 billion of Select’s Credit Facilities.

Business Outlook

Select Medical is updating its 2024 business outlook, which was provided most recently in its August 1, 2024, press release. Select Medical expects revenue to be in the range of $6.95 billion to $7.15 billion, Adjusted EBITDA to be in the range of $865.0 million to $885.0 million, fully diluted earnings per share to be in the range of $2.01 to $2.12 and adjusted earnings per share to be in the range of $2.09 to $2.20. Reconciliations of full year 2024 Adjusted EBITDA expectations to net income and adjusted earnings per share to fully diluted earnings per share are presented in table XI of this release.

Conference Call

Select Medical will host a conference call regarding its third quarter results and its business outlook on Friday, November 1, 2024, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2024 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	adverse economic conditions including an inflationary environment could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	public threats such as a global pandemic, or widespread outbreak of an infectious disease, similar to the COVID-19 pandemic, could negatively impact patient volumes and revenues, increase labor and other operating costs, disrupt global financial markets, and/or further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	failure to complete or achieve some or all the expected benefits of the potential separation of Concentra;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K for the year ended December 31, 2023.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2023 and 2024

(In thousands, except per share amounts, unaudited)

	2023	2024	% Change
Revenue	$1,665,694	$1,761,220	5.7%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,442,509	1,523,899	5.6
General and administrative	41,316	47,347	14.6
Depreciation and amortization	52,394	50,143	(4.3)
Total costs and expenses	1,536,219	1,621,389	5.5
Other operating income	485	1,302	N/M
Income from operations	129,960	141,133	8.6
Other income and expense:
Loss on early retirement of debt	(14,692)	(10,939)	N/M
Equity in earnings of unconsolidated subsidiaries	11,561	33,069	186.0
Interest expense	(50,271)	(55,439)	10.3
Income before income taxes	76,558	107,824	40.8
Income tax expense	15,742	26,809	70.3
Net income	60,816	81,015	33.2
Less: Net income attributable to non-controlling interests	12,636	25,387	100.9
Net income attributable to Select Medical	$48,180	$55,628	15.5%
Basic and diluted earnings per common share:(1)	$0.38	$0.43

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful

II. Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2023 and 2024

(In thousands, except per share amounts, unaudited)

	2023	2024	% Change
Revenue	$5,005,202	$5,309,692	6.1%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	4,284,931	4,516,553	5.4
General and administrative	126,103	145,672	15.5
Depreciation and amortization	154,758	158,151	2.2
Total costs and expenses	4,565,792	4,820,376	5.6
Other operating income	1,211	3,584	N/M
Income from operations	440,621	492,900	11.9
Other income and expense:
Loss on early retirement of debt	(14,692)	(10,939)	N/M
Equity in earnings of unconsolidated subsidiaries	30,618	49,805	62.7
Interest expense	(147,839)	(143,309)	(3.1)
Income before income taxes	308,708	388,457	25.8
Income tax expense	70,775	95,509	34.9
Net income	237,933	292,948	23.1
Less: Net income attributable to non-controlling interests	40,711	62,860	54.4
Net income attributable to Select Medical	$197,222	$230,088	16.7%
Basic and diluted earnings per common share:(1)	$1.55	$1.78

(1)            Refer to table III for calculation of earnings per common share.

N/M        Not meaningful

III. Earnings per Share

For the Three and Nine Months Ended September 30, 2023 and 2024

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three and nine months ended September 30, 2023 and 2024:

	Basic and Diluted EPS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Net income	$60,816	$81,015	$237,933	$292,948
Less: net income attributable to non-controlling interests	12,636	25,387	40,711	62,860
Net income attributable to Select Medical	48,180	55,628	197,222	230,088
Less: net income attributable to participating securities	1,722	2,145	7,155	8,935
Net income attributable to common shares	$46,458	$53,483	$190,067	$221,153

The following tables set forth the computation of EPS under the two-class method for the three and nine months ended September 30, 2023 and 2024:

	Three Months Ended September 30,
	2023			2024
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS

	(in thousands, except for per share amounts)
Common shares	$46,458	123,400	$0.38	$53,483	124,714	$0.43
Participating securities	1,722	4,574	$0.38	2,145	5,001	$0.43
Total	$48,180			$55,628

	Nine Months Ended September 30,
	2023			2024
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS

	(in thousands, except for per share amounts)
Common shares	$190,067	122,865	$1.55	$221,153	124,175	$1.78
Participating securities	7,155	4,625	$1.55	8,935	5,017	$1.78
Total	$197,222			$230,088

(1)            Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2023	September 30, 2024
Assets
Current Assets:
Cash and cash equivalents	$84,006	$191,468
Accounts receivable	940,335	1,060,007
Other current assets	233,305	152,722
Total Current Assets	1,257,646	1,404,197
Operating lease right-of-use assets	1,188,616	1,321,045
Property and equipment, net	1,023,561	1,040,383
Goodwill	3,513,170	3,555,022
Identifiable intangible assets, net	329,916	312,565
Other assets	376,722	369,449
Total Assets	$7,689,631	$8,002,661
Liabilities and Equity
Current Liabilities:
Payables and accruals	$932,736	$953,087
Current operating lease liabilities	245,400	249,832
Current portion of long-term debt and notes payable	70,329	42,785
Total Current Liabilities	1,248,465	1,245,704
Non-current operating lease liabilities	1,025,867	1,163,406
Long-term debt, net of current portion	3,587,675	3,098,957
Non-current deferred tax liability	143,306	95,557
Other non-current liabilities	110,303	98,593
Total Liabilities	6,115,616	5,702,217
Redeemable non-controlling interests	26,297	30,455
Total equity	1,547,718	2,269,989
Total Liabilities and Equity	$7,689,631	$8,002,661

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2023 and 2024

(In thousands, unaudited)

	2023	2024
Operating activities
Net income	$60,816	$81,015
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	1,055	16,306
Depreciation and amortization	52,394	50,143
Provision for expected credit losses	340	199
Equity in earnings of unconsolidated subsidiaries	(11,561)	(33,069)
Loss on extinguishment of debt	175	10,939
(Gain) loss on sale or disposal of assets	16	(89)
Stock compensation expense	11,483	13,376
Amortization of debt discount, premium and issuance costs	725	787
Deferred income taxes	(6,173)	(602)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	20,121	22,348
Other current assets	(11,279)	1,299
Other assets	1,556	26,789
Accounts payable and accrued expenses	(3,330)	(8,472)
Net cash provided by operating activities	116,338	180,969
Investing activities
Business combinations, net of cash acquired	(12,750)	3,682
Purchases of property, equipment, and other assets	(50,198)	(50,683)
Investment in businesses	(74)	—
Proceeds from sale of assets and businesses	4	1,908
Net cash used in investing activities	(63,018)	(45,093)
Financing activities
Borrowings on revolving facilities	200,000	235,000
Payments on revolving facilities	(205,000)	(570,000)
Proceeds from term loans	2,092,232	836,697
Payments on term loans	(2,108,694)	(1,640,418)
Proceeds from 6.875% senior notes, net of issuance costs	—	637,337
Borrowings of other debt	8,551	3,078
Principal payments on other debt	(11,925)	(12,521)
Dividends paid to common stockholders	(16,035)	(16,194)
Repurchase of common stock	(9,544)	(16,524)
Decrease in overdrafts	(1,500)	(9,453)
Proceeds from issuance of non-controlling interests	5,651	3,662
Distributions to and purchases of non-controlling interests	(30,783)	(17,430)
Proceeds from Concentra initial public offering	—	511,198
Net cash used in financing activities	(77,047)	(55,568)
Net increase (decrease) in cash and cash equivalents	(23,727)	80,308
Cash and cash equivalents at beginning of period	101,167	111,160
Cash and cash equivalents at end of period	$77,440	$191,468
Supplemental information
Cash paid for interest, excluding amounts received of $22,069 and $23,115 under interest rate cap contract	$88,116	$74,879
Cash paid for taxes	35,747	41,870

VI. Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2023 and 2024

(In thousands, unaudited)

	2023	2024
Operating activities
Net income	$237,933	$292,948
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	9,896	30,436
Depreciation and amortization	154,758	158,151
Provision for expected credit losses	1,101	1,659
Equity in earnings of unconsolidated subsidiaries	(30,618)	(49,805)
Loss on extinguishment of debt	175	10,939
Gain on sale or disposal of assets	(7)	(1,111)
Stock compensation expense	31,991	39,399
Amortization of debt discount, premium, and issuance costs	1,899	2,279
Deferred income taxes	(17,049)	(34,941)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(3,014)	(116,761)
Other current assets	(17,276)	7,856
Other assets	7,028	13,942
Accounts payable and accrued expenses	25,799	37,441
Net cash provided by operating activities	402,616	392,432
Investing activities
Business combinations, net of cash acquired	(20,482)	(2,311)
Purchases of property, equipment, and other assets	(168,597)	(158,748)
Investment in businesses	(9,874)	—
Proceeds from sale of assets and businesses	60	4,241
Net cash used in investing activities	(198,893)	(156,818)
Financing activities
Borrowings on revolving facilities	635,000	950,000
Payments on revolving facilities	(740,000)	(1,220,000)
Proceeds from term loans, net of issuance costs	2,092,232	836,697
Payments on term loans	(2,108,694)	(1,719,503)
Proceeds from 6.875% senior notes, net of issuance costs	—	637,337
Borrowings of other debt	30,849	20,806
Principal payments on other debt	(38,298)	(35,782)
Dividends paid to common stockholders	(47,856)	(48,493)
Repurchase of common stock	(11,050)	(17,924)
Decrease in overdrafts	(1,967)	(16,101)
Proceeds from issuance of non-controlling interests	20,463	9,413
Distributions to and purchases of non-controlling interests	(54,868)	(35,800)
Proceeds from Concentra initial public offering	—	511,198
Net cash used in financing activities	(224,189)	(128,152)
Net increase (decrease) in cash and cash equivalents	(20,466)	107,462
Cash and cash equivalents at beginning of period	97,906	84,006
Cash and cash equivalents at end of period	$77,440	$191,468
Supplemental information
Cash paid for interest, excluding amounts received of $60,353 and $68,069 under the interest rate cap contract	$221,697	$216,757
Cash paid for taxes	78,502	102,696

VII. Key Statistics

For the Three Months Ended September 30, 2023, and 2024

(unaudited)

	2023	2024	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	107	106
Revenue (,000)	$563,628	$582,950	3.4%
Number of patient days(b)(c)	267,910	270,760	1.1%
Number of admissions(b)(d)	8,736	8,676	(0.7)%
Revenue per patient day(b)(e)	$2,095	$2,145	2.4%
Occupancy rate(b)(f)	64%	65%	1.6%
Adjusted EBITDA (,000)	$46,362	$50,763	9.5%
Adjusted EBITDA margin	8.2%	8.7%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	33	34
Revenue (,000)	$247,101	$282,709	14.4%
Number of patient days(b)(c)	112,095	116,835	4.2%
Number of admissions(b)(d)	7,840	8,439	7.6%
Revenue per patient day(b)(e)	$2,025	$2,148	6.1%
Occupancy rate(b)(f)	84%	82%	(2.4)%
Adjusted EBITDA (,000)	$53,626	$60,117	12.1%
Adjusted EBITDA margin	21.7%	21.3%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,946	1,925
Working days(g)	63	64
Revenue (,000)	$291,804	$312,042	6.9%
Number of visits(b)(h)	2,627,362	2,773,465	5.6%
Revenue per visit(b)(i)	$100	$101	1.0%
Adjusted EBITDA (,000)	$26,346	$28,319	7.5%
Adjusted EBITDA margin	9.0%	9.1%
Concentra
Number of centers operated – end of period(b)	539	549
Working days(g)	63	64
Revenue (,000)	$473,964	$489,638	3.3%
Number of visits(b)(h)	3,281,042	3,258,605	(0.7)%
Revenue per visit(b)(i)	$136	$141	3.7%
Adjusted EBITDA (,000)	$98,907	$101,571	2.7%
Adjusted EBITDA margin	20.9%	20.7%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics.

VIII. Key Statistics

For the Nine Months Ended September 30, 2023, and 2024

(unaudited)

	2023	2024	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	107	106
Revenue (,000)	$1,732,645	$1,843,751	6.4%
Number of patient days(b)(c)	831,022	844,623	1.6%
Number of admissions(b)(d)	27,099	27,093	0.0%
Revenue per patient day(b)(e)	$2,076	$2,175	4.8%
Occupancy rate(b)(f)	68%	68%	0.0%
Adjusted EBITDA (,000)	$188,631	$238,536	26.5%
Adjusted EBITDA margin	10.9%	12.9%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	33	34
Revenue (,000)	$719,419	$816,240	13.5%
Number of patient days(b)(c)	330,142	350,724	6.2%
Number of admissions(b)(d)	23,363	25,039	7.2%
Revenue per patient day(b)(e)	$2,001	$2,119	5.9%
Occupancy rate(b)(f)	84%	84%	0.0%
Adjusted EBITDA (,000)	$155,531	$183,471	18.0%
Adjusted EBITDA margin	21.6%	22.5%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,946	1,925
Working days(g)	191	192
Revenue (,000)	$890,679	$930,696	4.5%
Number of visits(b)(h)	7,984,622	8,336,216	4.4%
Revenue per visit(b)(i)	$100	$100	0.0%
Adjusted EBITDA (,000)	$89,395	$82,016	(8.3)%
Adjusted EBITDA margin	10.0%	8.8%
Concentra
Number of centers operated – end of period(b)	539	549
Working days(g)	191	192
Revenue (,000)	$1,397,341	$1,435,151	2.7%
Number of visits(b)(h)	9,766,881	9,628,515	(1.4)%
Revenue per visit(b)(i)	$135	$140	3.7%
Adjusted EBITDA (,000)	$293,046	$299,313	2.1%
Adjusted EBITDA margin	21.0%	20.9%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2023 and 2024

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, transaction costs associated with the Concentra separation, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Net income	$60,816	$81,015	$237,933	$292,948
Income tax expense	15,742	26,809	70,775	95,509
Interest expense	50,271	55,439	147,839	143,309
Equity in earnings of unconsolidated subsidiaries	(11,561)	(33,069)	(30,618)	(49,805)
Loss on early retirement of debt	14,692	10,939	14,692	10,939
Income from operations	129,960	141,133	440,621	492,900
Stock compensation expense:
Included in general and administrative	9,425	10,961	26,383	32,517
Included in cost of services	2,058	2,415	5,607	6,882
Depreciation and amortization	52,394	50,143	154,758	158,151
Concentra separation transaction costs(b)	—	817	—	3,265
Adjusted EBITDA	$193,837	$205,469	$627,369	$693,715

Critical illness recovery hospital	$46,362	$50,763	$188,631	$238,536
Rehabilitation hospital	53,626	60,117	155,531	183,471
Outpatient rehabilitation	26,346	28,319	89,395	82,016
Concentra	98,907	101,571	293,046	299,313
Other(a)	(31,404)	(35,301)	(99,234)	(109,621)
Adjusted EBITDA	$193,837	$205,469	$627,369	$693,715

(a)	Other primarily includes general and administrative costs.

(b)	Concentra separation transaction costs represent incremental consulting, legal, and audit-related fees incurred in connection with the Company’s planned separation of the Concentra segment into a new, publicly traded company and are included within general and administrative expenses on the Condensed Consolidated Statements of Operations.

X. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three and Nine Months Ended September 30, 2023 and 2024

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended September 30,
	2023	Per Share(a)	2024		Per Share(a)
Net income attributable to common shares(a)	$46,458	$0.38	$53,483		$0.43
Adjustments:(b)
Loss on early retirement of debt, net of tax	10,022	0.08	7,697		0.06
Concentra separation transaction costs, net of tax	—	—	574		0.00
Adjusted net income attributable to common shares	$56,480	$0.46	$61,755	(c)	$0.50	(c)

	Nine Months Ended September 30,
	2023	Per Share(a)	2024	Per Share(a)
Net income attributable to common shares(a)	$190,067	$1.55	$221,153	$1.78
Adjustments:(b)
Loss on early retirement of debt, net of tax	10,016	0.08	7,695	0.06
Concentra separation transaction costs, net of tax	—	—	2,325	0.02
Adjusted net income attributable to common shares	$200,083	$1.63	$231,173	$1.86

(a)	Net income attributable to common shares and earnings per common share are calculated based on the weighted average common shares outstanding, as presented in table III.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding. The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

(c)	Does not total due to rounding.

XI. Net Income to Adjusted EBITDA and Earnings per Common Share to Adjusted Earnings per Common Share
Reconciliations
Business Outlook for the Year Ending December 31, 2024

(In millions, unaudited)

The following are reconciliations of full year 2024 Adjusted EBITDA and adjusted earnings per common share expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table IX and X for discussion of Select Medical’s use of Adjusted EBITDA and adjusted earnings per common share in evaluating financial performance. Refer to table IX for the definition of Adjusted EBITDA. Each item presented in the below table is an estimation of full year 2024 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$260	$274
Net income attributable to non-controlling interests	83	85
Net income	343	359
Income tax expense	110	115
Interest expense	199	199
Equity in earnings of unconsolidated subsidiaries	(61)	(62)
Loss on early retirement of debt	11	11
Income from operations	602	622
Stock compensation expense	51	51
Depreciation and amortization	209	209
Concentra separation transaction costs(a)	3	3
Adjusted EBITDA	$865	$885

	Range
Non-GAAP Measure Reconciliation	Low	High
Basic and diluted earnings per common share	$2.01	$2.12
Adjustments:
Loss on early retirement of debt, net of tax	0.06	0.06
Concentra separation transaction costs, net of tax (a)	0.02	0.02
Adjusted earnings per common share	$2.09	$2.20

(a)	Concentra separation transaction costs represent incremental consulting, legal, and audit-related fees incurred in connection with the Company’s planned separation of the Concentra Segment into a new, publicly traded company and are included within general and administrative expenses on the Condensed Consolidated Statements of Operations. The transaction costs reflect the costs incurred by the Company during the nine months ended September 30, 2024, and they do not include an estimate of costs to be incurred during the remainder of 2024.